 CounterPath Awarded Patent Covering Call Continuity Applications

New patent further protects CounterPath’s unique call continuity solutions by focusing on the extension of communication services from the office environment to the mobile environment

Vancouver, BC — September 16, 2015 — CounterPath Corporation (NASDAQ: CPAH) (TSX: CCV), a developer of award-winning over-the-top (OTT) unified communications solutions for operators and enterprises, today announced that it has been awarded patent No. US 9131006, by the U.S. Patent and Trademark Office. Titled “Method And System for Extending Services to Cellular Devices”, this patent builds on a previous patent (US 8165576) of the same name by further protecting unique methods for the seamless handover of communication services from a fixed or cellular network to a packet switched network.

“With the award of this new patent, CounterPath has again demonstrated technical leadership in the unified communications industry,” said Todd Carothers, Executive Vice President of Marketing and Products of CounterPath. “Other vendors, such as Apple, have marketed their continuity and handoff solutions to both enterprise and retail end users alike, highlighting capabilities such as the ability to receive calls on different devices, and the ability to seamlessly transition calls between devices when all are connected to the same Wi-Fi network. This patent, and our entire handover patent portfolio, addresses a much broader scenario where calls are seamlessly transferred between different devices without the need for a common Wi-Fi connection. In a typical use case, a user might accept an inbound call on their desktop Bria softphone using a fixed-line Ethernet connection, then push the call to their tablet, which uses Wi-Fi, before walking to a meeting. There is no need to register both devices on the same Wi-Fi network before transitioning the call. Furthermore, the most suitable network is automatically detected, allowing for seamless intelligent switching between networks. This reduces complexity for a better user experience and makes our solution the ideal option for the highly mobile enterprise user.”

The “Method and System for Extending Services to Cellular Devices”, as described in this patent, refers to the ability to handover communication services from a fixed or cellular network to a packet switched network in a seamless manner. When deployed, businesses and enterprises can provision enterprise grade communication services to their remote and mobile workers, regardless of the device or underlying network used. This patent protects CounterPath’s proprietary methods and systems for automatically detecting the most suitable underlying network and for seamless roaming between networks. Furthermore, as described in this patent, all communication between the devices and the feature server point is encrypted, ensuring privacy to both parties involved in the communications session. When coupled with the Stretto Platform, the patented solution provides enterprises with a secure and reliable means of offering extended features to an increasingly mobile set of customers.

“This award, an extension of an existing patent covering the primary mechanisms to move calls between circuit switched and packet switched networks, further protects CounterPath’s position in the call continuity segment of the UC industry,” said Michael Doyle, CounterPath’s Vice President of Technology. “The methodologies specified extend key communication functions offered by the enterprise PBX to mobile workers, regardless of the underlying network used or handovers that may occur when using the solution. This broad patent further enhances the value of CounterPath’s intellectual property portfolio, especially in the area of Call Continuity.”

The award of this patent further highlights CounterPath’s strong commitment to research and development and as a leader in the unified communications industry. CounterPath currently has 25 issued patents and pending patent applications.

About CounterPath
CounterPath’s Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop, tablet and mobile devices, together with Stretto Platform server solutions, enable operators, OEMs and enterprises large and small around the globe to offer a seamless and unified over-the-top (OTT) communications experience across both fixed and mobile networks. The Bria and Stretto combination enable an improved user experience as an overlay to the most popular UC and IMS telephony and applications servers on the market today. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, AT&T, Avaya, BroadSoft, BT, Cisco Systems, GENBAND, Metaswitch Networks, Mitel, NEC, Network Norway, Rogers and Verizon.
Visit: www.counterpath.com

For more information about CounterPath’s Bria softphone applications and provisioning solutions, visit: www.counterpath.com/products

Contacts:
Steven Hards
Vice President of Investor Relations
shards@counterpath.com
(604) 637-6498

Todd Carothers
EVP of Marketing and Products
tcarothers@counterpath.com
(408) 655-4760